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Exhibit 23.2

Consent Of Geological Consultant




October 17, 2005


I hereby consent to the inclusion and reference of my report dated June 15, 2004, entitled "Report on the Wanapitei River (North) Property, Scadding Township, District of Sudbury, Ontario" in the Registration Statement on Form SB-2 filed by Matrix Ventures, Inc. with the United States Securities and Exchange Commission. I confirm that I have reviewed Matrix Ventures, Inc.'s summary of my geological report in its registration statement and concur will its contents. I also consent to the inclusion of my name as an expert in Matrix Ventures, Inc.'s registration statement and the filing of this consent as an exhibit to its registration statement.



/s/ John Siriunas
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John Siriunas
Professional Engineer